UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 5, 2013

Cognex Corporation

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts

(State or Other Jurisdiction

of Incorporation)

001-34218	04-2713778
(Commission File Number)	(IRS Employer Identification No.)

One Vision Drive, Natick, Massachusetts	01760-2059
(Address of Principal Executive Offices)	(Zip Code)

(508) 650-3000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 5, 2013, the Board of Directors of Cognex Corporation (the “Company”) amended and restated the Company’s by-laws, effective immediately. Many of the amendments were made to conform the language of the by-laws to that used in the Massachusetts Business Corporation Act (the “MBCA”), or otherwise replicate such statutory provisions. Changes include the following:

Meetings of Shareholders: The by-laws have been amended to: (1) remove the fixed date for the annual meeting of shareholders and instead allow the Board of Directors, the Chairman of the Board or the President of the Company to fix the date, time and place of the annual meeting; (2) provide that a special meeting in lieu of an annual meeting may be called if no annual meeting is called within 13 months of the last annual meeting; and (3) specifically provide that only business within the purposes described in the notice to shareholders may be conducted at a special meeting of shareholders.

The provision in the by-laws regarding notice of a shareholder meeting has been amended so that such notice must be given no fewer than seven days (as provided in the prior by-law) nor more than 60 days before the date of the meeting to conform with the timing provisions of the MBCA. The by-laws also have been amended to provide that: (1) notice of a meeting may be provided to a shareholder by any means permitted under the MBCA, which includes, in addition to traditional delivery methods, electronic transmission in a manner specified by the shareholder; and (2) a shareholder’s attendance at a meeting shall constitute waiver of notice of the meeting to the extent allowed under the MBCA.

The by-laws have been amended to provide discretion to the presiding officer with respect to the adjournment of shareholder meetings.

Shareholder Proposals and Nominations: The by-laws have been amended to provide that, for director nominations or other business to be properly brought by a shareholder for an annual meeting held after 2014, in addition to other applicable requirements, the shareholder must deliver notice to the Secretary of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, such notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The prior by-law, which continues in effect for the 2014 annual meeting of shareholders, provided that any shareholder intending to present a proposal at an annual meeting had to give written notice of such proposal to the Secretary not later than 60 days prior to the second Tuesday of April, which was the date previously fixed in the by-laws for the annual meeting.

Directors and Officers: The amendments to the by-laws replace references to the Clerk with references to the Secretary, and provide that one person may hold more than one office (including President and Secretary). The by-laws also have been amended to explicitly provide that: (1) a director may be removed by the Board of Directors only for cause; and (2) notice to Directors, as well as action by written consent of the Directors, may be made by electronic transmission.

In addition, the amendments to the by-laws provide for the Chairman of the Board to also take certain actions (including, among other things, presiding at shareholder meetings and calling special meetings of shareholders) that the by-laws allow the President to take, in recognition that the offices of Chairman and President are currently held by two individuals.

Capital Stock: The amended and restated by-laws provide greater discretion to the Board of Directors with respect to determinations regarding consideration for the issuance of shares. In addition, the provision in the by-laws regarding fixing a record date has been amended so that such date can be no more than 70 days before the date on which a particular action is to occur (as opposed to 60 days in the prior by-law), as contemplated by the MBCA.

This report contains a summary of the revisions made to the by-laws. The descriptions of the provisions of the amended and restated by-laws are qualified in their entirety by reference to the amended and restated by-laws, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

3.1	Amended and Restated By-Laws of Cognex Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COGNEX CORPORATION

Date: December 10, 2013	By:	/s/ Richard A. Morin
		Name:	Richard A. Morin
		Title:	Executive Vice President of Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated By-Laws of Cognex Corporation